EXHIBIT C

                            LOAN MODIFICATION AGREEMENT

This LOAN MODIFICATION AGREEMENT is entered into on November 28, 2003 by and between


1. A Trust under Indenture dated March 5, 1985, known as the U.S. Trust, d/b/a "ABC Investments" and "DEF Investments" (the "US Trust"), c/o Rho Capital Partners, Inc., 152 West 57th Street, 23rd Floor, New York, New York 10019, US
2. Rho Investment Partners "H", L.P., a Delaware limited partnership ("Lender"), c/o Rho Capital Partners, Inc., 152 West 57th Street, 23rd Floor, New York, New York 10019, US
3.   SH ("Debtor")
4. The Hudson Trust, a New York trust ("Hudson"), with Scott Ciccone, as Trustee, c/o Scott M. Ciccone, 17 Hulfish Street, Suite 280, Princeton, New Jersey 08542, US and
5. The Nautilus Trust, a New York trust ("Nautilus", and, together with Hudson, the "Trusts"), with Scott Ciccone, as Trustee, c/o Scott M. Ciccone, 17 Hulfish Street, Suite 280, Princeton, New Jersey 08542, US.


WITNESSETH:

WHEREAS, as of November 30, 2002, a total amount (including any accrued interest at the rate of 8%) of Euro 35,532,064.34 was outstanding under the promissory notes with a maturity date of 2011 set forth on Schedule A hereto (the "Schedule A Notes") and Euro 12,563,948.17 was outstanding under the promissory notes with a maturity date of 2005 set forth on Schedule B hereto (the "Schedule B Notes"; and together with the Schedule A Notes, the "Notes").

WHEREAS, in November 2002, Debtor, U.S. Trust and the beneficiary of U.S. Trust agreed that:

(i) as from November 30, 2002, no interest shall accrue under the Notes;

(ii) an amount equal to Euro 2,321,976.55 in accrued interest and Euro 482,480.28 in aggregate principal amount outstanding under the Schedule A Notes and Euro 821,038.51 in accrued interest and Euro 11,742,909.66 in aggregate principal amount outstanding under the Schedule B Notes is cancelled as of November 30, 2002, in consideration for a cash payment of Euro 15,368,405.00 (the "Initial Cash Payment")

(iii) an amount of Euro 17,680,176.39 outstanding under the Notes is cancelled as of November 30, 2002, in consideration for the shares of stock and the partnership interests set forth on Schedule C hereto including any cash and non-cash distributions, proceeds and substitutes (collectively, the "Transferred Assets"), which shall be transferred at the Initial Closing or any Subsequent Closing, as the case may be;

(iv) as of immediately following the cancellations described in (ii) and (iii) above on November 30, 2002, an amount equal to Euro 0.00 in accrued interest and Euro 15,047,431.12 in aggregate principal amount remains outstanding under the Schedule A Notes and an amount equal to Euro 0.00 in accrued interest and Euro 0.00 in aggregate principal amount remains outstanding under the Schedule B Notes (the "Remaining Amount") as a non-interest bearing demand loan; the method of the repayment to be agreed upon at a later point in time;

WHEREAS, between November 30, 2002 and the date hereof, Hudson (through Hudson International Holdings Corp.) funded partnership capital calls and received partnership cash distributions totalling Euro 684,665.26 in partial satisfaction of the Initial Cash Payment;

WHEREAS, on January 15, 2003, Debtor made the first cash installment of the Initial Cash Payment in an amount equal to Euro 4,497,074.74;

WHEREAS, on March 19, 2003, Debtor made the second (and final) cash installment of the Initial Cash Payment in an amount equal to Euro 10,186,665.00;

WHEREAS, certain US estate tax proceedings have not been settled and the Debtor cannot transfer at this time the assets listed on Schedules C and D;

WHEREAS, the parties hereto have agreed to modify the Note Agreements governing the Notes (the "Note Agreements") and the Notes as set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:


ARTICLE I
TRANSACTIONS

1.1. Asset Transfer and Debt Cancellation. Debtor, Lender, U.S. Trust and the beneficiary of U.S. Trust confirm the agreements entered into in November 2002 that are described in the Recitals.

1.2 Public Securities. Lender and Debtor agree that the Remaining Amount shall be cancelled as of the date hereof in consideration for the shares of stock set forth on Schedule D hereto including any cash and non-cash distributions, proceeds and substitutes (collectively, the "Public Securities"), which shall be transferred at the Initial Closing or any Subsequent Closing, as the case may be.

1.3. Waiver of Other Claims. Debtor, Lender and US Trust agree that as of the date hereof DH or the Debtor do not owe US Trust, Cedarfields or Lender any amounts. For the case that there are any claims as of the date hereof they are hereby waived by the respective party.

1.4. The Closings.

(a) The initial closing of the transactions contemplated hereby shall take place at the offices of Rho Capital Partners, Inc., 152 West 57th Street, New York, NY 10119 at 9:00 a.m. on the fifth business day following satisfaction of the conditions set forth in Article IV hereof (the "Initial Closing"), provided that any party may waive the conditions in whole or in part set forth in Article IV of its obligation to consummate the Initial Closing.

(b) At the Initial Closing, Debtor and/or the Trusts at the direction of Debtor shall cause the transfer to Lender of all of the Transferred Assets and the Public Securities (other than the Public Securities that are set forth on Schedule E (the "Retained Public Securities")).

(c) If shares of stock of public companies will have been distributed as a dividend in kind or otherwise with regard to any Transferred Assets prior to the Initial Closing (the "Distributed Shares"), Lender shall identify at least five days prior to the Initial Closing which of the Distributed Shares shall be transferred at the Initial Closing (none of which shall be Retained Public Securities). Any of the Distributed Shares which are not transferred at the Initial Closing shall be treated as Retained Public Securities and transferred at any of the Subsequent Closings pursuant to 1.4(d) below.

(d) At any time and from time to time within the 7 year period following the Initial Closing, at the election of Lender, additional closings shall occur on the 61st day following receipt by Debtor of notice from Lender that Lender elects to effect any such additional closing with respect to any of the Retained Public Securities (each such closing, a "Subsequent Closing"). At any such Subsequent Closing, Debtor and/or the Trusts at the direction of Debtor shall cause the transfer to Lender of any Retained Public Securities identified by Lender in Lender's notice to Debtor. To the extent that Lender has not elected to close on all of the Retained Public Securities by the date that is 18 months following the Initial Closing, Lender agrees to reimburse Debtor and the Trusts for all of their reasonable fees and reasonable expenses (including reasonable legal fees) incurred in connection with continuing to operate the Trusts after such 18 months period if no other assets than the Retained Public Securities are being held by the Trusts. If after such 18 months period the Trusts will hold both Retained Public Securities and other assets, Debtor and Lender will determine in good faith which fees and expenses (including legal fees) are incurred in connection with the Retained Public Securities and which are incurred in connection with other assets. Those incurred in connection with other assets will be borne by Debtor. Lender will indemnify Debtor and the Trusts for such fees and expenses (including reasonable legal fees) which are incurred in connection with the Retained Public Securities. If after the expiration of the 18 months period Lender has not elected to close on all of the Retained Public Securities, Debtor, the Trusts and Lender shall cooperate in good faith in order to minimize the fees and costs in connection with operating the Trusts. To the extent that Lender has not elected to close on all of the Retained Public Securities by the date that is 7 years following the Initial Closing, title to such Retained Public Securities will remain with the Trusts without effecting the release according to sec. 1.3.

(e) Debtor and/or the Trusts at the direction of Debtor and Lender shall at the Initial Closing or any Subsequent Closing enter into any agreements, make any declarations and perform any acts which are necessary or advisable in order to consummate the transfer of the Transferred Assets or the Public Securities, and release Debtor from any guarantees and other collateral assumed by DH for any obligations under the Note Agreements or the Notes if it turns out that such guarantees or collateral were assumed by DH.


ARTICLE II
REPRESENTATIONS OF DEBTOR

Debtor hereby represents and warrants to Lender, as of the date hereof and as of the Initial Closing and any Subsequent Closing (as applicable), as follows:

2.1. Title to Transferred Assets and Public Securities. Debtor is the sole beneficiary of the Trusts and has the requisite power and authority to direct the Trusts to transfer, assign and convey the Transferred Assets and Public Securities to Lender at the Initial Closing or any Subsequent Closing pursuant to the terms hereof, subject only to the possible application against assets of Debtor of a U.S. federal tax lien, which tax lien shall have been released as a condition to the Initial Closing as specified in Section 4.1(b). Lender (or Lender's nominee) will acquire at the Initial Closing or any Subsequent Closing, as the case may be, good and valid title to the Transferred Assets and the Public Securities and all rights deriving therefrom, free and clear of any and all encumbrances whatsoever.

2.2. FIRPTA Certificate. Prior to the Initial Closing, Debtor shall cause to be delivered to Lender the certificate described in Treas. Reg. Section 1.1445-2(c)(3), duly executed and acknowledged, certifying that none of the Transferred Assets and Public Securities being transferred is a United States real property interest under Section 897 of the Internal Revenue Code of 1986, as amended.

2.3. No Defaults. There is no default or breach of any term of any of the agreements governing the Transferred Assets.

2.4. No other representations. Unless otherwise provided in Sections 2.1 2.3, any representations and warranties of Debtor including implied representations, statutory law, case law or equity, is excluded to the greatest extent permitted under applicable law.

2.5 Remedy. If any of the representations or warranties set forth in Section
2.1 - 2.3 is breached Lender's sole remedy - excluding any and all other rights Lender might otherwise have - is to claim from Debtor, at Lender's election, either (i) to reinstate the Notes by the amount of damages incurred by Lender as a result of such breach (and any such reinstated amount of the Notes shall, notwithstanding any other provision of this Agreement, remain outstanding and collectible by Lender and shall not be cancelled), or (ii) compensation for damages. Notwithstanding the foregoing, Lender's damage compensation claim under (i) or (ii) above with regard to any Transferred Assets or Public Securities shall be capped at an amount equal to Euro 28,000,000.00 (Euro 28 million). The termination right according to section
5.1 hereof remains unaffected by the right to request damage compensation according to this sec. 2.5.


ARTICLE IIA
REPRESENTATIONS OF TRUSTS

The Trusts severally and not jointly hereby represent and warrant to Lender, as of the date hereof and as of the Initial Closing and any Subsequent Closing (as applicable), as follows:

2A.1. Title to Transferred Assets and Public Securities. The Trusts are the sole registered owners of the Transferred Assets and the Public Securities, provided that Hudson International Holdings Corp., which is wholly owned by The Hudson Trust, is the sole registered owner of the Transferred Assets and Public Securities listed on Schedules C and D, and Pyrenees Partners, LP, of which The Nautilus Trust is a partner, is the sole registered owner of certain of the Transferred Assets listed on Schedule C. Subject to the transfer of any of the Transferred Assets or Public Securities (i) in order to satisfy any claims of the U.S. Internal Revenue Service, (ii) as otherwise permitted by this Agreement or (iii) in accordance with instructions given to the Trusts pursuant to the Hudson Trust Investment Advisory Agreement made as of March 12, 2003, among Debtor, TRU-Vermogensverwaltungsgesellschaft.mbH ("TRU-V"), Irene S. March and The Hudson Trust ("The Hudson Trust Advisory Agreement") and the Nautilus Trust Investment Advisory Agreement made as of March 12, 2003, among Debtor, TRU-V, Irene S. March and The Nautilus Trust ("The Nautilus Trust Advisory Agreement"), the Trusts will have the requisite power and authority to transfer, assign and convey, or to cause the transfer, assignment and conveyance of the Transferred Assets and Public Securities to Lender at the Initial Closing or any Subsequent Closing, as the case may be, pursuant to the terms hereof. Subject to the foregoing, Lender will acquire at the Initial Closing or any Subsequent Closing, as the case may be, good and valid title to the Transferred Assets and the Public Securities and all rights deriving therefrom, free and clear of any and all encumbrances whatsoever.

2A.2. No Defaults. To the best of the Trusts' knowledge (after due inquiry) there is no default or breach of any term of any of the agreements governing the Transferred As-sets as of the date hereof. This representation is only made as of the date hereof.

2A.3. No other representations. The Trusts are providing no representations hereunder, including any representations implied by statutory law, case law, or equity, other than as set forth in this Article IIA.


ARTICLE IIB
REPRESENTATIONS OF LENDER

Lender hereby represents and warrants to Debtor and the Trusts, as of the date hereof and as of the Initial Closing and any Subsequent Closing:

2B.1. Title to Notes. Lender is the sole owner of the Note Agreements and has full power and authority to enter into this Agreement subject to Lender's ability to assign or transfer the Note Agreements after the date hereof to an affiliate, provided Lender gives notice thereof to Debtor and the Trusts and the assignee agrees to be bound by the terms of this Agreement as if it were the Lender.


ARTICLE III
PRE-CLOSING COVENANTS

3.1. Ownership of Transferred Assets and Public Securities. (a) Debtor shall remain the sole beneficiary of the Trusts and Debtor shall direct the Trusts to retain record ownership, respectively of the Transferred Assets and the Public Securities from the date of this Agreement until the Initial Closing or any Subsequent Closing, as applicable. Other than (i) in connection with the transactions contemplated by this Agreement or (ii) in connection with any merger or similar transaction involving an issuer of any of such Transferred Assets or Public Securities, Debtor shall direct the Trusts that none of the Transferred Assets, the Public Securities, any distributions or payments thereon or proceeds thereof shall be, directly or indirectly, sold, assigned, transferred, encumbered or otherwise disposed of without the mutual written consent of Debtor and Lender. Notwithstanding the foregoing, Lender's sole remedy for a breach of this Section 3.1(a) by either Debtor (or the Trusts) shall be termination of this Agreement pursuant to Section 5.1(b).

(b) The Trusts covenant that, other than (i) in order to satisfy any claims of the U.S. Internal Revenue Service, (ii) as permitted by this Agreement or
(iii) pursuant to The Hudson Trust Advisory Agreement or The Nautilus Trust Advisory Agreement, the Trusts shall retain record ownership, or shall cause Hudson International Holdings Corp. and Pyrenees Partners, LP to retain record ownership of the Transferred Assets and the Public Securities from the date of this Agreement until the Initial Closing or any Subsequent Closing, as applicable, and that none of the Transferred Assets, the Public Securities, any distributions or payments thereon or proceeds thereof (subject to Section 3.1(d)) shall be, directly or indirectly, sold, assigned, transferred, encumbered or otherwise disposed of without the mutual written consent of Debtor and Lender. The common understanding of the Parties is that the distribution by Pyrenees Partners to Nautilus of the interest in Cadence Partners, L.P. does not violate this Agreement. It is recognized that the Trustee may exercise his fiduciary duties subject to the remedies provided for below. Notwithstanding the foregoing, Lender's sole remedy for a breach of this Section 3.1(b) by the Trusts shall be termination of this Agreement pursuant to Section 5.1(b). It is agreed that the Trusts may transfer or dispose of shares included in the Transferred Assets or Public Securities in connection with any merger or similar transaction involving an issuer of such shares. To the extent that the assets held in the Trusts that are not Transferred Assets or Public Securities are insufficient to pay the Trusts' taxes (other than New Investment Taxes) and other proper Trust expenses, the Trusts may make payment thereof from the Transferred Assets and Public Securities, but only after providing notice to Debtor and Lender. If the Trustee uses any Transferred Assets or Public Securities for such payment, Lender may then terminate this Agreement pursuant to Section 5.1(b); provided, however, Debtor and/or the Trustee shall be provided with an opportunity to cure within 10 business days after receiving notice of such breach from Lender.

(c) Debtor (both individually, as beneficiary of the Trusts and on behalf of the estate of DH) hereby agrees (i) that neither Lender nor any of Lender's advisors, affiliates, beneficiaries, representatives or related parties (collectively, "Lender Affiliates") shall have any liability arising out of or relating to any action or inaction (or any consent or failure to consent) in connection with Lender's exercise of its rights pursuant to Section 3.1(a) and
(b) above, and (ii) to waive, release, forever discharge, indemnify and hold harmless Lender and the Lender Affiliates from and against any and all claims, actions, causes of action, debts, suits, demands or liabilities, whether known or unknown, arising out of or relating to any action or inaction (or any consent or failure to consent) in connection with Lender's exercise of its rights pursuant to Section 3.1(a) and (b) above.

(d) Debtor agrees that, between the date hereof and the earlier to occur of
(i) the Initial Closing and (ii) termination of this Agreement pursuant to
Section 5.1 hereof, Debtor shall direct the Trusts to retain any cash that is part of the Transferred Assets or the Public Securities or that is held by the Trusts as a result of any distributions or cash payments received in exchange for, or as a result of, Debtor's or the Trusts' direct or indirect ownership of the Transferred Assets or Public Securities (the "Retained Cash") in interest bearing accounts at HSBC (New York) in the currencies in which such Retained Cash is received by the Trusts and to hold the Retained Cash as part of the Transferred Assets and Public Securities to be delivered to Lender at the Initial Closing, provided that the Retained Cash shall be used for the payment of New Investment Taxes and for capital calls issued by any of the partnerships listed on Schedule C after November 30, 2002 that are due prior to the earlier of the Initial Closing or the termination of this Agreement pursuant to Section 5.1 hereof. In the event that the Retained Cash is insufficient in order to meet such capital calls or to pay New Investment Taxes, Lender shall assume responsibility for funding any such capital calls and indemnify Debtor and the Trusts from New Investment Taxes. New Investment Taxes are US taxes which are or will be due and payable from income generated by or with respect to any new investments recommended by Lender and made with cash belonging to the Transferred Assets or Public Securities. US taxes which are or will be due and payable from income generated by or with respect to the Transferred Assets or Public Securities which are not New Investment Taxes shall be borne by Debtor provided that Lender indemnifies Debtor and the Trust for such taxes which incur after the expiration of the 18 months period within the 7 years period (see sec. 1.3 (d) hereof) after the Initial Closing.

(e) Debtor, individually and as beneficiary of the Trusts, and Lender (on behalf of the Lender only), severally and not jointly, agree that Scott M. Ciccone, individually, as Trustee of the Trusts, as a director and officer of Hudson International Holdings Corp. and as a director and officer of Pyrenees Management Co., Inc., which is the general partner of Pyrenees, shall have no liability to Debtor or Lender, respectively, arising out of or relating to the entry into this Agreement on behalf of the Trusts and the consummation of the actions contemplated hereby and thereby and release and discharge Scott M. Ciccone from all claims, actions, causes of action, debts, suits, demands, liabilities, responsibilities and accountabilities of every kind and nature whatsoever, which they may have against him with respect thereto.

(f) Scott M. Ciccone, individually and as Trustee of the Trusts, as a director and officer of Hudson International Holdings Corp. and as a director and officer of Pyrenees Management Co., Inc., agrees that neither the Lender nor any of Lender Affiliates shall have liability to him or the Trusts arising out of or relating to the entry into this Agreement and the consummation of the actions contemplated hereby and thereby and releases and discharges Lender and Lender Affiliates from all claims, actions, causes of action, debts, suits, demands, liabilities, responsibilities and accountabilities of every kind and nature whatsoever, which he may have against them with respect thereto, including any actions or inaction contemplated in Sections 3.1 (a) or (b) or 5.1(d) hereof.

(g) Debtor and the Trusts agree that any assets belonging to the Transferred Assets or the Public Securities may only be sold, assigned, transferred, encumbered or disposed of on an arm's length basis at fair market value. If such assets are sold below fair market value, Lender's remedy for any breach of this Section 3.1(g), notwithstanding other remedies, shall be to claim compensation from Debtor for any damages incurred by Lender (i.e., the difference between the fair market value of any such asset and the amount received by the Trusts against disposition of such asset). This Section 3.1(g) shall not apply to any transaction mutually agreed to by Lender and Debtor.

3.2. Cooperation. Debtor and the Trusts and Lender agree to use their reasonable best efforts to take all such actions as shall be necessary, proper or advisable to make effective and consummate as promptly as practicable the transactions contemplated by this Agreement.

3.3. Consents; Approvals. Debtor and each of the Trusts shall each use its reasonable best efforts to obtain all consents, waivers, exemptions, approvals, authorizations or orders required to consummate the transactions contemplated by this Agreement.



ARTICLE IV
CONDITIONS

4.1. Conditions to the Obligations of Lender. The obligation of Lender to effect the Initial Closing is subject to the satisfaction or waiver by Lender prior to Initial Closing of each of the following conditions:

(a) U.S. Federal Estate Tax Audit of the Estate of Diethelm Hoener. Lender shall have received evidence satisfactory to Lender in its reasonable discretion that the United States Internal Revenue Service has finally determined that no Federal estate taxes or any other Federal taxes are due from the estate of DH, and that no other Federal or other estate tax or other tax lien is assessable against the Transferred Assets or Public Securities and the conditions set forth in Section 4.2 hereof relating to the Trusts have been met.

(b) Representations and Warranties. The representations and warranties of Debtor and the Trusts contained herein will have been true and correct in all respects when made, and will be true and correct as of the Initial Closing as if made as of the Initial Closing except for those that are stated to be true and correct only as of the date hereof, which shall be true and correct in all respects as of the date hereof.

(c) Covenants. The covenants and agreements of Debtor to be performed prior to Initial Closing will have been duly performed in all respects.

(d) No Injunctions. No governmental entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other final order that is in effect on the date of the Initial Closing that prohibits or prevents the Initial Closing or the consummation of the transactions contemplated hereby.

4.2 Conditions to the Obligation of the Trusts. The obligation of the Trusts to effect the Initial Closing is subject to the satisfaction or waiver by the Trusts prior to the Initial Closing of each of the following conditions:

(a) IRS Audit. The following of (i), (ii) or (iii) have occurred and (iv) shall have also occurred:

(i) receipt by the Trusts of a Federal Estate Tax Closing Letter and a Transfer Certificate (Form 5713) from the U.S. Internal Revenue Service with respect to the assets of the Trusts; or

(ii) receipt by Scott M. Ciccone as Trustee of the Trusts of a Release From Personal Liability by the U.S. Internal Revenue Service (Form 7990); or

(iii) if neither (i) or (ii) above are received, the expiration of the statute of limitations for the assessment of additional estate tax relating to the estate of DH; and

(iv) the receipt by Scott M. Ciccone of (A) a legal opinion from Dr. Heeren in the form attached as Exhibit F and (B) appropriate releases and indemnities from Debtor and TRU-V to Scott M. Ciccone substantially in the form contained in the Intermediate Account, Release and Indemnity delivered to Scott M. Ciccone by Debtor and TRU-V on March 12, 2003, together with the absence of any claim by any party other than Debtor or TRU-V against the assets of the Trusts.

(b) No Injunctions. No government entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other final order that is in effect on the date of the Initial Closing that prohibits or prevents the Initial Closing or the consummation of the transactions contemplated hereby.

(c) The Trustee shall have received the legal opinion of Dr. Heeren, counsel for the Debtor, in the form as attached as Exhibit G that this Agreement is enforceable by the Trusts and the Trustee in accordance with its terms.

4.3 Conditions to the Obligation of Debtor. The obligation of Debtor to effect the Initial Closing is subject to the satisfaction or waiver by Debtor prior to the Initial Closing of the following condition:

(a) Representations and Warranties. The representations and warranties of Lender contained herein will have been true and correct in all material respects when made, and will be true and correct as of the Initial Closing as if made as of the Initial Closing and at any subsequent closing.


ARTICLE V
TERMINATION

5.1. Termination. This Agreement may be terminated at any time prior to the Initial Closing as follows: (a) by mutual agreement of Debtor and Lender; (b) by Lender, if there shall have been a breach by Debtor or the Trusts of any of her or its respective representations, warranties, covenants or agreements contained herein and such breach would, if not cured, cause any of the conditions contained in Section 4.1 not to be satisfied and such breach has not been cured to the satisfaction of the Lender within 10 business days after giving notice thereof to Debtor; (c) by Lender, by giving written notice of such termination to Debtor, if the Initial Closing has not occurred on or prior to May 31, 2005; (d) by Lender, in the event that Lender recommends that Debtor take a certain action with respect to any of the Transferred Assets or the Public Securities, provided that any recommendation to purchase an investment is reasonable and prudent, and Debtor fails to cause such action to be taken within 5 business days after receiving notice from Lender that Lender intends to terminate this Agreement pursuant to this Section 5.1(d), or (e) by Debtor if there shall have been a breach by Lender of its obligation to effect the Initial Closing upon satisfaction or waiver of all the conditions set forth herein provided that Debtor has given reasonable notice (of minimum 3 weeks) of her intent to terminate this Agreement.

5.2. Effect of Termination. In the event of the termination of this Agreement, as provided by Section 5.1, this Agreement and the agreements entered into in November 2002 will thereupon become void and have no effect (i.e. the Note Agreements and the Notes shall be reinstated as of November 30, 2002, with the principal amounts outstanding as per such date (decreased by the Initial Cash Payment and increased by the amounts of any capital calls issued by any of the partnerships listed on Schedule C that were paid by Lender) and interest shall continue to accrue from November 30, 2002, onwards as set forth in the Note Agreements;), except that the obligations of the parties contained in this
Section 5.2 and in Sections 3.1(c) (release of Lender vis-a-vis Debtor), (e) (release of Scott M. Ciccone) and (f) (release of Lender vis-a-vis Scott M. Ciccone), 6.1 (Costs, Transfer Taxes), 6.2 (Confidentiality), 6.4 (Notices),
6.5 (Amendments), 6.6 (Governing Law), 6.7 (Jurisdiction and Venue), 6.8 (Discrepancies) and 6.9 (Severability) shall survive indefinitely. Notwithstanding termination of this Agreement, (i) nothing in this Section 5.2 will relieve any party from liability for any breach of this Agreement that arose prior to such termination provided that any limitation (e.g., "being the sole remedy") or qualification to such liability set forth in this Agreement shall remain in effect as well; (ii) Lender shall be entitled to retain the Initial Cash Payment which shall have reduced the amounts outstanding as per November 30, 2002, as set forth the Recitals; and (iii) Debtor shall not be determined in default under the Note Agreements for a period of three (3) months after termination of this Agreement, at which point any amounts in default shall be immediately due and payable.


ARTICLE VI
MISCELLANEOUS

6.1. Costs, Transfer Taxes. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses. Debtor and/or the Trusts at the direction of Debtor shall bear any sales, use, transfer, documentary or other similar taxes that relate to the Transferred Assets or the Public Securities.

6.2. Confidentiality. Debtor and the Trusts each agree that, except with the prior written permission of Lender or as may be required by law, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

6.3. Further Assurances. At any time or from time to time after the Initial Closing or any Subsequent Closing, Debtor, the Trusts and Lender agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further actions as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby (or the Exhibits) and to otherwise carry out the intent of the parties hereunder or thereunder.

6.4 Remedies. Unless a remedy is characterized in this Agreement specifically as sole remedy, the statutory provisions pertaining to damage compensation for a breach of contract remain unaffected.

6.5 Limitation of Liability. Any right of Debtor under German estate law to limit her liability for debts of DH or the estate shall remain unaffected by this Agreement.

6.6. Notices. All notices and other communications hereunder to any party shall be deemed to be sufficient if made in writing and delivered in person or sent by telecopy, overnight courier or certified mail, return receipt requested, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)  if to Debtor, to each of the following addresses:

Dr. Heiko Heeren
Brienner Strasse 25 (Carolinenpalais)
80333 Munchen
Germany
Fax No.: +49 89 59 69 01

with a copy to (which shall not constitute notice):
Irene S. March
14 Yorktowne Court
Princeton Junction, New Jersey 08550
United States
Fax No.: +1-609-275-1544

(ii) if to the Lender, to:
c/o Rho Capital Partners, Inc.
152 West 57th Street, 23rd Floor
New York, New York 10019
United States
Fax No.: +1-212-751-3613
Attention: Mr. Joshua Ruch
Attention: Jeffrey I. Martin, Esq.

with a copy to (which shall not constitute notice):
Dr. Andreas Rodin
c/o Pollath & Partners
Linkstr 2
10705 Berlin
Germany
Fax No.: +49 30-253 53 999

(iii)     if to the Trusts, to:
Scott M. Ciccone, Trustee
17 Hulfish Street, Suite 280
Princeton, New Jersey 08542
United States
Fax No.: +1-609-279-1892

with a copy to (which shall not constitute notice):
Edward P. Smith, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
United States
Fax No.: +1-212-541-5359

6.7. Amendments. Amendments to this Agreement, including a waiver or modification of this form requirement, are only binding if made in writing and signed by the party to whom the amendment applies.

6.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany without giving effect to the principles of conflicts of law.

6.9. Jurisdiction and Venue. All disputes arising out of or in connection with this Agreement shall be finally settled in the competent Courts of the Republic of Germany located in the City of Berlin.

6.10 Definition. SH within this Agreement means Stephanie Hoener.

6.11. Discrepancies. In case of any discrepancies between the English version and the German translation of this agreement, the German translation shall prevail.

6.12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement. In this event, the Parties shall agree to a substitute provision that comes as close as possible to the economics of the invalidated provision.


US Trust

By: /s/ Joshua Ruch
   __________________________



Rho Investment Partners "H", L.P.

By: /s/ Joshua Ruch
    __________________________



/s/ Heiko Heeren
 ___________________________
 Attorney-in-fact for SH


The Hudson Trust

By: /s/ Scott Ciccone
    __________________________
    Scott Ciccone


The Nautilus Trust

By: /s/ Scott Ciccone
    __________________________
    Scott Ciccone